Korea Line Corporation
Financial Statements
December 31, 2005 and 2004

Korea Line Corporation
Index
December 31, 2005 and 2004
--------------------------------------------------------------------------------
                                                                        Page(s)

Report of Independent Auditors..............................................1

Financial Statements

Balance Sheets............................................................2-3

Statements of Income........................................................4

Statements of Appropriations of Retained Earnings...........................5

Statements of Cash Flows..................................................6-7

Notes to Financial Statements............................................8-43

Samil PricewaterhouseCoopers

                         Report of Independent Auditors


To the Board of Directors and Shareholders of Korea Line Corporation

We have audited the accompanying balance sheet of Korea Line Corporation (the "Company") as of December 31, 2005 and 2004, and the related statements of income, appropriations of retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Korea Line Corporation as of December 31, 2005 and 2004, and the results of its operations, the changes in its retained earnings and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the Republic of Korea.

Without qualifying our opinion, we draw attention to the followings matters,

As discussed in note 27 to the financial statements, under the new provision of Korean tax law enacted from 2005, the Company elected to pay income taxes by applying tonnage tax system to its income from international shipping and accounted for tax expense in line with the new provision in the accompanying financial statements.

Accounting principles generally accepted in the Republic of Korea vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 32 to the financial statements.



Seoul, Republic of Korea
June 1, 2006

Samil PricewaterhouseCoopers is the Korean member firm of PricewaterhouseCoopers. PricewaterhouseCoopers refers to the network of member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.

Korea Line Corporation
Balance Sheets
December 31, 2005 and 2004
------------------------------------------------------------------------------------------------------------
                                                     In millions of won        In thousands of US dollars
                                                   -----------------------    -----------------------------
                                                     2005           2004           2005           2004
Assets
Current assets:
    Cash and cash equivalents (Notes 4 and 19)        25,084         44,735     $   24,762     $   44,161
    Short-term deposits (Notes 5 and 9)               39,182         60,184         38,679         59,412
    Marketable securities (Note 6)                     9,905          4,645          9,778          4,585
    Accounts receivable - trade (Note 19)             24,509         26,795         24,194         26,451
    Accounts receivable - other                        9,479          8,264          9,357          8,158
    Accrued income                                       779          1,002            769            989
    Prepaid expenses                                  33,405         35,637         32,976         35,180
    Inventories                                       17,959         12,112         17,729         11,956
    Advance payments                                       1              3              1              3
    Other current assets                               9,767          3,120          9,642          3,080
                                                 ------------   ------------   ------------   ------------
            Total current assets                     170,070        196,497        167,887        193,975
                                                 ------------   ------------   ------------   ------------
Investment securities: (Notes 7 and 18)
    Available-for-sale securities                      8,146         31,491          8,042         31,087
    Equity securities of affiliates                   18,962         14,903         18,719         14,712
Property, ships and equipment, net
  (Notes 8,10,14,15 and 31)                          980,234        929,931        967,655        917,997
Intangible assets (Note 11)                            2,704          5,409          2,669          5,340
Long-term deposits (Note 5)                              585          1,065            577          1,051
Guarantee deposits                                     2,902          2,121          2,865          2,094
Other assets (Note 19)                                 2,692          3,707          2,657          3,659
                                                 ------------   ------------   ------------   ------------
            Total assets                           1,186,295      1,185,124     $1,171,071     $1,169,915
                                                 ------------   ------------   ------------   ------------

Liabilities and Stockholders' Equity
Current liabilities:
    Accounts payable (Notes 19 and 23)                39,119         35,116     $   38,617     $   34,665
    Other payables                                     3,428          2,513          3,384          2,481
    Withholdings                                       6,983          4,698          6,893          4,638
    Accrued expenses                                   6,633          4,761          6,548          4,700
    Dividends payable                                     19             13             19             13
    Unearned income                                   16,953         33,102         16,735         32,677
    Income taxes payable                                 208         15,184            205         14,989
    Deferred income tax liabilities (Note 27)          1,228              -          1,212              -
    Current portion of long-term borrowings
      (Notes 12,14 and 19)                             2,837          2,703          2,801          2,668
    Current portion of debentures (Note 13)                -          6,999              -          6,909
    Current portion of long-term accounts
      payable - other (Notes 15 and 19)               56,939         50,312         56,209         49,667
                                                 ------------   ------------   ------------   ------------
            Total current liabilities                134,347        155,401        132,623        153,407
Long-term borrowings (Notes 12, 14 and 19)            23,341         26,892         23,041         26,547
Debentures (Note 13)                                  38,114         37,148         37,625         36,671
Long-term accounts payable - other
  (Notes 15, 16 and 19)                              559,151        546,297        551,975        539,286
Accrued severance indemnities, net (Note 17)           3,674          2,338          3,627          2,308
Deferred income tax liabilities (Note 27)              6,264          2,571          6,184          2,538
Long-term advance received (Note 18)                  37,558         86,641         37,076         85,529
Other long-term liabilities                              237            225            234            222
                                                 ------------   ------------   ------------   ------------
            Total liabilities                        802,686        857,513   $  792,385       $  846,508
                                                 ------------   ------------   ------------   ------------

Stockholders' equity:
    Common stock of KRW 5,000 par value:
         Authorized - 30,000,000 shares
         Issued - 10,000,000 shares                   50,000         50,000     $   49,358     $   49,358
    Capital surplus (Notes 8 and 20)                  45,405         45,405         44,822         44,822
    Retained earnings:
         Appropriated (Note 21)                      213,208         30,702        210,472         30,308
         Unappropriated                               99,747        206,344         98,467        203,696
    Capital adjustments:
         Treasury stock (Note 22)                    (26,225)        (5,421)       (25,888)        (5,351)
         Equity in capital surplus of
           affiliates (Note 7)                         1,474            581          1,455            574
                                                 ------------   ------------   ------------   ------------
            Total stockholders' equity               383,609        327,611        378,686        323,407
    Commitments and contingencies (Note 31)
            Total liabilities and
              stockholders' equity                 1,186,295      1,185,124     $1,171,071     $1,169,915
                                                 ------------   ------------   ------------   ------------

   The accompanying notes are an integral part of these financial statements.

Korea Line Corporation
Statements of Income
Years ended December 31, 2005 and 2004
------------------------------------------------------------------------------------------------------------
                                                     In millions of won        In thousands of US dollars
                                                   -----------------------    -----------------------------
                                                     2005           2004           2005           2004
Sales                                              1,109,273      1,150,131     $1,095,038     $1,135,371
Cost of sales (Notes 23 and 25)                    1,005,241        973,285        992,341        960,795
                                                 ------------   ------------   ------------   ------------
            Gross profit                             104,032        176,846        102,697        174,576
Selling, general and administrative expenses
  (Notes 23, 24 and 25)                               13,166         10,248         12,997         10,116
                                                 ------------   ------------   ------------   ------------
            Operating income                          90,866        166,598         89,700        164,460
Other incomes and gains
    Interest income                                    5,523          5,721          5,452          5,648
    Dividend income                                      339             77            334             76
    Gain on foreign currency transaction              15,836         19,904         15,633         19,649
    Gain on foreign currency translation              20,286         88,921         20,026         87,780
    Gain on valuation of marketable
      securities (Note 6)                              3,904            561          3,854            554
    Gain on disposition of accounts receivable         2,027              -          2,001              -
    Equity in earnings of affiliates (Note 7)          2,913          3,606          2,876          3,560
    Gain on valuation of derivatives (Note 31)         1,719            983          1,697            970
    Gain on transaction of derivatives                 3,166              -          3,125              -
    Others                                             1,115            981          1,100            968
                                                 ------------   ------------   ------------   ------------
                                                      56,828        120,754         56,098        119,205
                                                 ------------   ------------   ------------   ------------
Other deductions :
    Interest expense                                   4,204          5,575          4,150          5,503
    Amortization of discount to present value
      of long-term accounts payable - other           28,401         20,348         28,037         20,087
    Loss on foreign currency transaction              14,161         15,752         13,979         15,550
    Loss on foreign currency translation                  81          4,621             80          4,562
    Loss on impairment of investment                       -          1,900              -          1,876
    Loss on transaction of derivatives                 7,476              -          7,380              -
    Others                                               211          1,252            208          1,236
                                                 ------------   ------------   ------------   ------------
                                                      54,534         49,448         53,834         48,814
                                                 ------------   ------------   ------------   ------------
            Income before income taxes                93,160        237,904         91,964        234,851
Income taxes (Note 27)                                 7,395         37,078          7,300         36,602
            Net income                                85,765        200,826     $   84,664     $  198,249
                                                 ------------   ------------   ------------   ------------
Basic earnings per share of common stock
  in won and US dollars (Note 28)                      9,125         21,505     $        9     $       21
                                                 ------------   ------------   ------------   ------------
Diluted earnings per share of common stock
  in won and US dollars (Note 28)                      8,569         21,097     $        8     $       21
                                                 ------------   ------------   ------------   ------------

   The accompanying notes are an integral part of these financial statements.

Korea Line Corporation
Statements of Appropriation of Retained Earnings
Years Ended December 31, 2005 and 2004
(Date of appropriation: March 17, 2006 and March 18, 2005 for the years ended December 31, 2005 and 2004, respectively)
------------------------------------------------------------------------------------------------------------
                                                     In millions of won        In thousands of US dollars
                                                   -----------------------    -----------------------------
                                                     2005           2004           2005           2004
Unappropriated retained earnings
    Balance at beginning of year                      13,982          5,518     $   13,803     $    5,447
    Net income                                        85,765        200,826         84,664        198,249
                                                 ------------   ------------   ------------   ------------
                                                      99,747        206,344     $   98,467     $  203,696
                                                 ------------   ------------   ------------   ------------

Appropriation (Note 29)
    Legal reserve                                      1,000          3,000            987          2,961
    Reserve for improvement of financial
    structure                                              -         21,000              -         20,731
    Reserve for business expansion                    40,000         50,000         39,487         49,358
    Reserve for business rationalization              30,000         85,000         29,615         83,909
    Reserve for special depreciation                       -          7,507              -          7,411
    Other voluntary reserve                            8,000         16,000          7,897         15,795
    Cash dividends
         750 won per share in 2005                     6,915              -          6,826              -
       1,000 won per share in 2004                         -          9,855              -          9,728
                                                 ------------   ------------   ------------   ------------
                                                      85,915        192,362     $   84,812     $  189,893
                                                 ------------   ------------   ------------   ------------
Unappropriated retained earnings to be
  carried over to subsequent year                     13,832         13,982     $   13,655     $   13,803
                                                 ------------   ------------   ------------   ------------

   The accompanying notes are an integral part of these financial statements.

Korea Line Corporation
Statements of Cash Flows
Years Ended December 31, 2005 and 2004
------------------------------------------------------------------------------------------------------------
                                                     In millions of won        In thousands of US dollars
                                                   -----------------------    -----------------------------
                                                     2005           2004           2005           2004
Cash flows from operating activities
Net income                                            85,765        200,826     $   84,664     $  198,249
Adjustments to reconcile net earnings to net  cash
    Provision for retirement and severance
    benefits                                           2,203          2,593          2,175          2,559
    Depreciation                                      54,128         48,975         53,433         48,346
    Amortization                                       2,704              -          2,669              -
    Interest expense                                  29,368         20,827         28,992         20,560
    Bad debt expenses, net                               (34)           418            (33)           413
    Gain on disposition of marketable
      securities, net                                      1           (107)             1           (106)
    Unrealized gain on marketable securities, net     (3,904)          (561)        (3,854)          (554)
    Foreign currency translation, net                (20,126)       (87,515)       (19,867)       (86,392)
    Loss (gain) on disposition of trade
      receivables                                     (2,027)           657         (2,001)           649
    Gain on disposition of available-for-sale
      securities                                        (110)             -           (109)             -
    Equity in earnings of affiliates                  (2,913)        (3,606)        (2,876)        (3,560)
    Loss (gain) on sales of property, ship
      and equipment, net                                 (12)            14            (12)            14
    Unrealized gain on derivatives                    (1,719)          (983)        (1,697)          (970)
    Loss on other investments, net                         -          1,883              -          1,859
    Changes in assets and liabilities:
         Decrease (increase) in trade receivables      4,771         (4,654)         4,710        (4,594)
         Decrease (increase) in prepaid expenses       2,232         (7,494)         2,203        (7,398)
         Increase in deferred income tax assets            -         16,128              -         15,921
         Increase in accounts payable                  4,020          7,478          3,968          7,382
         (Decrease) increase in income taxes
           payables                                  (14,977)        15,184        (14,785)        14,989
         (Decrease) increase in unearned income      (16,149)        16,635        (15,942)        16,421
         Others, net                                  (2,271)          (679)        (2,241)          (670)
                                                 ------------   ------------   ------------   ------------
            Net cash provided by operating
            activities                               120,950        226,019        119,398        223,118
                                                 ------------   ------------   ------------   ------------

Cash flows from investing activities
Decrease (increase) in short-term deposits               284        (20,347)           281        (20,086)
Proceeds from sale of marketable securities                4          1,373              4          1,356
Purchase of marketable securities                     (1,361)        (5,337)        (1,344)        (5,269)
Proceeds from sale of available-for-sale securities   23,455         16,223         23,154         16,015
Purchase of available-for-sale securities                 -             (34)             -            (34)
Proceeds from sale of held-to-maturity securities     20,718              -         20,452              -
Decrease in held-maturity securities                       -        (20,718)             -        (20,452)
Dividends from affiliates                                306            306            302            302
Disposal of property, ships and equipment                 12             20             12             20
Purchase of property, ships and equipment           (104,432)      (116,461)      (103,092)      (114,966)
Purchase of intangible assets                              -         (5,408)           -           (5,339)
Decrease (increase) in other assets                     (287)         1,227           (283)         1,211
                                                 ------------   ------------   ------------   ------------
            Net cash used in investing activities    (61,301)      (149,156)    $  (60,514)    $ (147,242)
                                                 ------------   ------------   ------------   ------------

Cash flows from financing activities
Proceeds from Short-term borrowings                        -         11,470     $        -     $   11,323
Proceeds from Long-term borrowings                         -            902              -            890
Issuance of bonds with stock warrants                      -         20,000              -         19,743
Proceeds from issuance of convertible bonds                -         19,799              -         19,545
Proceeds from long-term accounts payable - other     114,543         92,354        113,073         91,169
Proceeds from sale of treasury stocks                      -         32,570              -         32,152
Repayments of short-term borrowings                        -        (26,470)             -        (26,130)
Repayments of current portion of long-term
  accounts payable - other                           (75,778)       (87,179)       (74,806)       (86,060)
Repayments of current portion of long-term
  borrowings                                          (2,682)        (3,672)        (2,648)        (3,625)
Repayment of long-term accounts payable-other        (28,648)             -        (28,280)             -
Repayments of debentures payable                      (7,000)       (50,000)        (6,910)       (49,358)
Decrease in other long-term liabilities              (49,082)       (41,415)       (48,452)       (40,884)
Dividends paid                                        (9,849)        (2,404)        (9,723)        (2,373)
Acquisition of treasury stocks                       (20,804)       (20,068)       (20,537)       (19,810)
                                                 ------------   ------------   ------------   ------------
            Net cash used in financing activities    (79,300)       (54,113)       (78,283)       (53,418)
                                                 ------------   ------------   ------------   ------------
Net  (decrease)  increase  in cash  and  cash
  equivalents                                        (19,651)        22,750        (19,399)        22,458

Cash and cash equivalents
Beginning of year                                     44,735         21,985         44,161         21,703
                                                 ------------   ------------   ------------   ------------
End of year                                           25,084         44,735     $   24,762     $   44,161
                                                 ------------   ------------   ------------   ------------

   The accompanying notes are an integral part of these financial statements.

Korea Line Corporation
Notes to Financial Statements
December 31, 2005 and 2004
--------------------------------------------------------------------------------

1.   The Company

     Korea Line Corporation (the "Company") was incorporated on December 31, 1968 under the laws of the Republic of Korea to engage in sea-borne transportation of industrial resources vital for key industries.

     The Company became a publicly traded company upon listing its common stocks on the Korea Stock Exchange on April 23, 1992. The major stockholders of the Company as of December 31, 2005 are Jin-bang Lee, Golar LNG Limited and others.

     The Company owned 18 bulk carriers including two ships under capital leases, two hot coil carriers and two LNG carriers and participated in consortium for four LNG carriers as of December 31, 2005, with total deadweight tonnage of 2,436,120 metric tons.

2. Summary of Significant Accounting Policies and Basis of Financial Statement Presentation

     Basis  of  Financial  Statement  Presentation
     The Company maintains its official accounting records in Korean won and prepares statutory financial statements in the Korean language (Hangul) in conformity with the accounting principles generally accepted in the Republic of Korea. Certain accounting principles applied by the Company that conform with financial accounting standards and accounting principles in the Republic of Korea may not conform with generally accepted accounting principles in other countries. Accordingly, these financial statements are intended for use only by those who are informed about Korean accounting principles and practices. The accompanying financial statements have been condensed, restructured and translated into English (with certain expanded descriptions) from the Korean language financial statements.

     The accompanying financial statements include only the accounts of Korea Line Corporation, and do not consolidate the accounts of Kwangyang Marine Co., Ltd which is accounted for under the equity method of accounting (See note 7).

     Cash  and Cash  Equivalents
     The Company considers short-term financial instruments with a maturity of three months or less at the acquisition date to be cash equivalents.

     Financial Instruments
     Short-term deposits are instruments handled by financial institutions which are held for short-term cash management purposes or will mature within one year, including time deposits, installment savings deposits and restricted bank deposits.

     Allowance for Doubtful Accounts
     Allowance for doubtful accounts is estimated based on an analysis of individual accounts and past experience of collection.

     Inventories
     Inventories are stated at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated selling cost. The cost of inventories is determined on the FIFO method.

     Investments in Securities
     Upon acquisition, the Company classifies certain debt and equity securities into one of the three categories: held-to-maturity, available-for-sale, or marketable securities. Investments in debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity. Securities that are bought and held principally for the purpose of selling them in the near term (thus held for only a short period of time) are classified as marketable securities. Trading generally reflects active and frequent buying and selling, and marketable securities are generally used to generate profit on short-term differences in price. Investments not classified as either held-to-maturity or marketable securities are classified as available-for-sale securities.

     Marketable securities are carried at fair value, with unrealized holding gains and losses included in income. Available-for-sale securities are carried at fair value, with unrealized holding gains and losses reported as a capital adjustment. Investments in equity securities that do not have readily determinable fair values are stated at cost. Declines in value judged to be other-than-temporary on available-for-sale securities are charged to current results of operations. Investments in debt securities that are classified into held-to-maturity are reported at amortized cost at the balance sheet date and such amortization is included in interest income.

     Marketable securities are at the quoted market prices as of the period end. Non-marketable debt securities are recorded at the fair values derived from the discounted cash flows by using an interest rate deemed to approximate the market interest rate. The market interest rate is determined by the issuers' credit rate announced by the accredited credit rating agencies in Korea. Money market funds are recorded at the fair value determined by the investment management companies.

     Marketable securities are classified as current assets, whereas available-for-sale securities and held-to-maturity securities are classified as long-term investments. However, available-for-sale security`ies whose maturity dates are due within one year from the balance sheet date or whose likelihood of being disposed of within one year from the balance sheet date is probable are classified as current assets. Likewise, held-to-maturity securities whose maturity dates are due within one year from the balance sheet date are classified as current assets.

     Investment Securities under the Equity Method of Accounting

     Investments in affiliated companies owned 20% or more or over which the Company has significant management control are stated at an amount as determined using the equity method.

     Under the equity method of accounting, the Company's initial investment is recorded at cost and is subsequently increased to reflect the Company's share of the investee income and reduced to reflect the Company's share of the investee losses or dividends received. Any excess in the Company's acquisition cost over the Company's share of the investee's identifiable net assets is considered as goodwill and amortized by the straight-line method over the estimated useful life. The amortization of goodwill is recorded against the equity income of affiliates. When events or circumstances indicate that carrying amount may not be recoverable, the Company reviews the goodwill amount for any impairment.

     Under the equity method of accounting, the Company does not record its share of loss of an affiliate company when such loss would make the Company's investment in such entity less than zero.

     Property, Ships and Equipment

     Property, ships and equipment are stated at cost, except in the case of revaluation made in accordance with the old Assets Revaluation Law. Plant and equipment under capital leases are stated at an amount equal to the lower of their fair value or the present value of minimum lease payments at inception of lease.

     Depreciation is computed by the straight-line method using rates based on useful lives of the respective assets as follows:

                                                  Useful Lives (years)
     Buildings                                              40
     Ships                                             10 ~ 25
     Vehicles                                                5
     Tools, Furniture and fixtures                           5

     The Company recognizes interest costs and other financial charges on borrowings associated with the manufacture, purchase, or construction of property, ships and equipment as an expense in the period in which they are incurred.

     Routine maintenance and repairs are charged to expense as incurred. Expenditures that enhance the value or extend the useful life of the related assets are capitalized.

     The Company reviews for the impairment of property, ships and equipment, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

     Leases
     The Company accounts for and classifies its lease transactions as either an operating or capital lease, depending on the terms of the lease under Korean Lease Accounting Standards.

     If a lease is substantially non cancelable and meets one or more of the criteria listed below, the present value of future minimum lease payments is reflected as an obligation under capital lease. Obligations under the capital leases are included in long-term borrowings and long-term accounts payable.

     - Ownership of the leased property shall be transferred to the lessee at the end of the lease term without additional payment or for a contract price.

     -    The lease has a bargain purchase option.

     - The lease term is equal to 75% or more of the estimated economic useful life of the leased property.

     - The present value at the beginning of the lease term of the minimum lease payments equals or exceeds 90% of the fair value of the leased property.

     Otherwise, the lease is classified as an operating lease with lease payments expensed as incurred.

     Intangible Assets
     Rights from donated assets are stated as intangible assets. Such intangible assets are amortized using the straight-line method over a reasonable period based on the nature of the asset.

     Income Taxes
     Income tax on the income for the year comprises current and deferred taxes. Income tax is recognized in the statement of earnings except to the extent that it relates to items recognized directly to equity, in which case it is recognized in equity.

     Deferred tax is provided using the asset and liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantially enacted at the balance sheet date.

     A deferred tax asset is recognized only to the extent that it is probable that future taxable income will be available against which the unused tax losses and credits can be utilized. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

     Discount on Debentures
     Discount on debentures issued, which represents the difference between the face value and issuance price of debentures, is amortized using the effective interest method over the life of the debentures. The amount amortized is included in interest expense.

     Convertible Bonds and Bonds with Warrants
     Effective January 1, 2003, the Company adopted the Statement of Korea Accounting Standards (SKAS) No. 9, "Convertible Securities" related to convertible bonds and bonds with warrants. When issuing convertible bonds or bonds with stock purchase warrants, the values of the conversion rights or stock warrants shall be recognized separately, and accordingly deducted from long-term debt as conversion rights or stock warrants adjustment and credited to stockholders' equity as a capital surplus for conversion rights or stock warrants.

     When the company is obliged to pay a redemption premium to the holders of the debentures who do not exercise their options to convert and hold the debentures until maturity, the premium shall be added to the debentures and deducted from conversion rights or stock warrants adjustment at the date of issue.

     The conversion rights and stock warrants adjustments are amortized over the terms of the debentures using the effective interest rate method and the amount amortized is recorded as interest expense.

     Considerations for conversion rights or stock warrants and adjustments shall be measured by deducting the present value of ordinary or straight debt securities (redemption premium is included) from the gross proceeds of the convertible bonds or bonds with stock purchase warrants received at the date of issue. However, in the case of bonds with detachable stock warrants, considerations for such warrants shall be computed based on the fair values of the two core components - straight debt securities and detachable stock warrants.

     Accrued Severance Indemnities
     Employees who have been with the Company for more than one year are entitled to lump-sum payments based on current rates of pay and length of service when they leave the Company. Provision has been made in the accompanying balance sheets for the estimated liability under the plan which would be payable if all employees left on the balance sheet date. A portion of these benefits is covered by employees' severance indemnity insurance where the employees have vested interest in the deposits made by the Company with the insurance company. The deposits are, therefore, deducted from the severance liability in the accompanying balance sheets.

     Through March, 1999, under the National Pension Plan of Korea, the Company was required to transfer a certain portion of retirement allowances of employees to the National Pension Fund. The amount transferred will reduce the retirement and severance benefit amount to be payable to the employees when they leave the Company and is accordingly reflected as a reduction of the retirement and severance benefits liability in the accompanying balance sheets. Since April 1999, however, a new regulation applies and such transfers to the National Pension Fund are no longer required.

     Foreign Currency Translation
     Monetary assets and liabilities denominated in foreign currencies are translated into Korean won at the balance sheet date, with the resulting gains and losses recognized in current results of operations. Monetary assets and liabilities denominated in foreign currencies are translated into Korean won at KRW 1,013.0 to US$1, the rate of exchange on December 31, 2005 that is permitted by the Financial Accounting Standards. Non-monetary assets and liabilities denominated in foreign currencies, which are stated at historical cost, are translated into Korean won at the foreign exchange rate ruling at the date of the transaction.

     Derivatives
     Derivative instruments are presented as assets or liabilities valued principally at the fair value of rights or obligations associated with the derivative contracts. The unrealized gain or loss from derivative transactions is recognized in current operations.

     However, for derivative instruments with the purpose of hedging the exposure to the variability of cash flows of a forecasted transaction, the hedge-effective portion of the derivative's gain or loss is deferred as a capital adjustment, a component of stockholder's equity. The deferred gain or loss will be adjusted to the related asset or liability resulted from the forecasted transaction, or adjusted to income when the forecasted transaction affects income statement. The ineffective portion of the gain or loss is charged or credited to current results of operations.

     Forward foreign exchange contracts, which have been made to hedge foreign exchange receivables and payables in the future, are classified as forward foreign exchange contracts for hedging purposes. Unrealized gain or loss on forward foreign exchange contracts for hedging purposes are deferred as capital adjustment. The deferred gain or loss will be credited or charged to income when related foreign exchange receivables and payables are settled.

     Valuation of Receivables and Payables at Present Value
     Receivables and payables arising from long-term installment transactions, long-term cash loans/borrowings and other similar loan/borrowing transactions are stated at present value. The difference between nominal value and present value is deducted directly from the nominal value of related receivables or payables and is amortized using the effective interest method. The amount amortized is included in interest expense or interest income.

     Dividends Payable
     Dividends are recorded when approved by the board of directors and shareholders.

     Contingent Liabilities
     Contingent losses are generally recognized as liability when probable and reasonably estimable.

     Revenue and Expense Recognition
     Revenues and expenses are recognized on the accrual basis. Revenues generated from time charters, which are classified as operating leases by the Company, are recorded over the term of the charter as service is provided. Voyage charter revenues and associated expenses are recognized relatively over the duration of the voyage. Voyage revenue is recognized on a discharge-to-discharge basis. Under this basis, voyage revenue is recognized evenly over the period from departure of a vessel from its last discharge port to departure from the next discharge port. Vessel operating costs include an allocation of administrative overheads that relate to vessel operating activity which includes certain technical and operational support staff for the vessels.

     Prior Year Adjustments
     Prior period adjustments resulting from other than fundamental errors are charged or credited to net income for the current period. The fundamental errors are defined as errors with such a significant effect on the financial statements for one or more prior periods that those financial statements can no longer be considered to have been reliable at the date of their issue. The prior period adjustments resulting from the fundamental errors are charged or credited to the beginning balance of retained income, and the financial statements of the prior year are restated.

     Earnings Per Share
     Earnings per share are calculated by dividing net earnings by the weighted-average number of shares of common stock outstanding during each period.

     Use of Estimates
     The preparation of financial statements in accordance with accounting principles generally accepted in the Republic of Korea requires management to make estimates and assumptions that affect the amounts reported in the financial statements and related notes to financial statements. Actual results could differ from those estimates.

     Reclassification of Prior Year Financial Statements
     Certain accounts of financial statements as of and for the year ended December 31, 2004 were reclassified to conform to the current year's presentation. These reclassifications do not result in any change to reported net earnings or stockholders' equity.

3.   Basis of Translating Financial Statements

     The financial statements are expressed in Korean won and, solely for the convenience of the reader, have been translated into US dollars at the rate of KRW 1,013.0 to US $1, the basic exchange rate on December 31, 2005. This translation should not be construed as a representation that any or all of the amounts shown could be converted into US dollars at this or any other rate.

4.   Cash and Cash Equivalents

     Cash and cash equivalents as of December 31, 2005 and 2004 are as follows:

                                   In millions of Korean won    In thousands of US dollars
                                  ---------------------------  ----------------------------
                                      2005           2004           2005           2004
    Cash                                    -              3     $        -     $        3
    Checking accounts                      12              6             12              6
    Passbook accounts                      24          1,798             24          1,775
    Time deposits                      17,192         38,941         16,971         38,441
    Money market deposit account        7,856              -          7,755              -
    Money market fund                       -          3,987              -          3,936
                                  ------------   ------------   ------------   ------------
                                       25,084         44,735     $   24,762     $   44,161
                                  ------------   ------------   ------------   ------------

5.   Restricted Deposits

     Restricted deposits as of December 31, 2005 and 2004 are as follows:

                                   In millions of Korean won    In thousands of US dollars
                                  ---------------------------  ----------------------------
                                      2005           2004           2005           2004
    Short-term deposits                 3,578          1,920     $    3,532     $    1,895
    Long-term deposits                     19             22             19             22
                                  ------------   ------------   ------------   ------------
                                        3,597          1,942        $ 3,551     $    1,917
                                  ------------   ------------   ------------   ------------

6.   Marketable Securities

     Marketable securities as of December 31, 2005 and 2004 are as follows:

                                   In millions of Korean won    In thousands of US dollars
                                  ---------------------------  ----------------------------
                                      2005           2004           2005           2004
    Dongwon Systems                         6              3     $        6     $        3
    KTF                                    12             12             12             12
    STX                                 9,887          4,630          9,760          4,570
                                  ------------   ------------   ------------   ------------
                                        9,905          4,645     $    9,778     $    4,585
                                  ------------   ------------   ------------   ------------

     All marketable securities are listed on the Korean Stock Exchange and valued at market price resulting in a gain in valuation of KRW 3,904 million ($ 3,854 thousand).

7.   Investment Securities

     Available-for-sale Securities

     (i)  Equity Securities

                                                                           2005
                                                 ---------------------------------------------------------
                                                  In millions of Korean won    In thousands of US dollars
                                                 ---------------------------  ----------------------------
                                    Percentage of   Acquisition     Book         Acquisition     Book
                                    Ownership (%)      Cost         Value           Cost         Value
     Korea Economic Daily                  -               1            1        $     1        $     1
     BM Foundry                         1.50              15           15             15             15
     Dain Ferry                         4.72             149          149            147            147
     Hanmi Technology Investment        1.82             340          340            336            336
     Tongyeong TUG                     14.50             290          290            286            286
     Redfox I                           3.92             500            -            493              -
     Korea Marine Fund                 11.80           1,000        1,000            987            987
     Korea FA Systems                  29.00             125          125            124            124
     Kolico Enterprise                 35.00             252          252            249            249
     Korea Marine Agency                9.89             202          202            199            199
     Overseas Shipping Corporation      9.87             284          284            280            280
                                                   ------------ ------------   ------------   ------------
                                                       3,158        2,658        $ 3,117        $ 2,624
                                                   ------------ ------------   ------------   ------------

     Certain investments in non-marketable equity securities in which the Company holds 20% or more interests have been recorded at costs if total assets of each investee is less than KRW 7,000 million ($ 6,910 thousand) and the differences between the acquisition costs and the value of the investments under the equity method are not significant.

     The Company recognized impairment loss of W 500 million ($ 494 thousand) from investment in Redfox I in 2004.

                                                                           2004
                                                 ---------------------------------------------------------
                                                  In millions of Korean won    In thousands of US dollars
                                                 ---------------------------  ----------------------------
                                    Percentage of   Acquisition     Book         Acquisition     Book
                                    Ownership (%)      Cost         Value           Cost         Value
     Korea Economic Daily                  -               2            2        $     2        $     2
     BM Foundry                         1.50              15           15             15             15
     Dain Ferry                         4.72             149          149            147            147
     Hanmi Technology Investment        1.82             340          340            336            336
     Tongyeong TUG                     14.50             290          290            286            286
     Redfox I                           3.92             500            -            493              -
     Korea Marine Fund                 11.80           1,000        1,000            987            987
     Daehan Central Security           70.80             736            -            727              -
     Korea FA Systems                  35.00             150          150            148            148
     Kolico Enterprise                 35.00             252          252            249            249
     Korea Marine Agency                9.89             202          202            200            200
     Overseas Shipping Corporation      9.87             284          284            280            280
                                                   ------------ ------------   ------------   ------------
                                                       3,920        2,684        $ 3,870        $ 2,650
                                                   ------------ ------------   ------------   ------------

     (ii) Debt Securities

                                               In millions of Korean won    In thousands of US dollars
                                              ---------------------------  ----------------------------
                                  Maturity        2005           2004           2005           2004
     Subordinated bonds (Note 18) Jan 31, 2008    5,488          28,807         5,418        $ 28,437
                                                ---------      ---------      ---------      ---------

     Investment Securities under the Equity Method
     Investments in affiliated companies accounted for using the equity method for the years ended 2005 and 2004 are as follows:

                                                         2005 (In millions of Korean won)
                                    ---------------------------------------------------------------------------
                                                                       Adjustment to
                                                             ---------------------------------------
                                    Ownership    Beginning                   Capital      Equity in    Ending
     Affiliate                         (%)        Balance     Dividends     Adjustment     Earning     Balance
     Kwangyang  Marine Co., Ltd.      58.85        14,903       (306)         1,452         2,913       18,962
                                                  --------    ---------     ---------     ---------    --------

                                                         2005 (In millions of US dollars)
                                    ---------------------------------------------------------------------------
                                                                       Adjustment to
                                                             ---------------------------------------
                                    Ownership    Beginning                   Capital      Equity in    Ending
     Affiliate                         (%)        Balance     Dividends     Adjustment     Earning     Balance
     Kwangyang  Marine Co., Ltd.      58.85        14,712       (302)         1,433         2,876       18,719
                                                  --------    ---------     ---------     ---------    --------

                                                         2004 (In millions of Korean won)
                                    ---------------------------------------------------------------------------
                                                                       Adjustment to
                                                             ---------------------------------------
                                    Ownership    Beginning                   Capital      Equity in    Ending
     Affiliate                         (%)        Balance     Dividends     Adjustment     Earning     Balance
     Kwangyang  Marine Co., Ltd.      58.85        11,664       (306)         (61)          3,606       14,903
                                                  --------    ---------     ---------     ---------    --------

                                                         2004 (In millions of US dollars)
                                    ---------------------------------------------------------------------------
                                                                       Adjustment to
                                                             ---------------------------------------
                                    Ownership    Beginning                   Capital      Equity in    Ending
     Affiliate                         (%)        Balance     Dividends     Adjustment     Earning     Balance
     Kwangyang  Marine Co., Ltd.      58.85        11,514       (302)         (60)          3,560       14,712
                                                  --------    ---------     ---------     ---------    --------

Details of the elimination of unrealized profits arising from intercompany transactions which have been reflected on the net income for the year ended December 31, 2005, are as follows:

                                    In millions of       In thousands of
                                     Korean won            US dollars
                                     ----------            ----------

 Kwangyang Marine Co., Ltd.         KRW   109                $ 106

A summary of financial information of equity-method investees as of and for the year ended December 31, 2005 and 2004, are as follows:

                                                  2005 (In millions of Korean won)
                                                  --------------------------------

Affiliate                          Assets          Liabilities      Sales            Net Income
---------                          ------          -----------       -----           ----------
Kwangyang Marine Co., Ltd.         KRW  60,701     KRW  28,291      KRW  33,250      KRW  5,135


                                                 2005 (In thousands of US dollars)
                                                 ---------------------------------

Affiliate                              Assets         Liabilities         Sales          Net Income
---------                              ------         -----------         -----          ----------
Kwangyang Marine Co., Ltd.           $ 59,922         $ 27,928           $ 32,463        $ 5,013


                                                  2004 (In millions of Korean won)
                                                  --------------------------------

Affiliate                            Assets         Liabilities         Sales           Net Income
---------                            ------         -----------         -----           ----------
Kwangyang Marine Co., Ltd.          KRW  61,326     KRW  36,000        KRW  30,727      KRW  5,868

                                                 2004 (In thousands of US dollars)
                                                 ---------------------------------

Affiliate                            Assets         Liabilities         Sales           Net Income
---------                            ------         -----------         -----           ----------
Kwangyang Marine Co., Ltd.           $ 60,539       $ 35,538           $ 30,000          $ 5,729


8.  Property, Ships and Equipment

     Property, ships and equipment as of December 31, 2005 and 2004 are as follows:

                                            In millions of Korean won        In thousands of US dollars
                                            -------------------------        --------------------------

                                            2005               2004                2005           2004
                                            ----               ----                ----           ----
     Land                                   KRW  8,406         KRW  8,406          $ 8,298        $ 8,298
     Buildings and structures                    8,494              8,494            8,385          8,385
     Ships                                   1,231,273          1,133,939        1,215,472      1,119,387
     Vehicles                                      308                306              304            302
     Tools and furniture                         1,597              1,969            1,577          1,944
     Construction-in-progress (Note 24)         42,397             35,485           41,853         35,030

                                             1,292,475          1,188,599       1,275,889       1,173,346
     Less accumulated depreciation            (312,241)          (258,668)       (308,234)       (255,349)
                                    -----------------------------------------------------------------------
                                          KRW  980,234       KRW  929,931       $ 967,655       $ 917,997
                                    -----------------------------------------------------------------------

     The Company revalued its property, ships and equipment a number of times before 1999 under the then Korean Assets Revaluation Law. As a result, the Company recorded a revaluation surplus of KRW 183,357 million ($181,004 thousand), net of revaluation tax. KRW 148,137 million ($146,236 thousand) of the revaluation surplus was used to offset accumulated deficits and KRW 10,270 million ($10,138 thousand) was transferred to capital in a stock dividend and the balance of KRW 24,950 million ($24,630 thousand) remains in capital surplus at December 31, 2005.

     The officially declared value of lands which is used for the various government purposes at December 31, 2005 and 2004, as announced by the Ministry of Construction and Transportation, are KRW 10,148 million ($ 10,018 thousand), and KRW 8,826 million ($ 8,713 thousand), respectively. The officially declared land value, which is used for tax assessment purposes, is not intended to represent fair value.

9.   Pledged Assets and Guarantees

     At December 31, 2005 and 2004, the following assets stated at book value are pledged as collateral for the loans:

                                      In millions of Korean won    In thousands of US dollars
                                      -------------------------    --------------------------

                                      2005           2004           2005         2004
                                      ----           ----           ----         ----
     Short-term deposits            KRW  3,578    KRW  1,920       $ 3,532       $ 1,895


     The Company has been provided with guarantees from financial institutions in the amount of KRW 2,420 million ($2,389 thousand) as of December 31, 2005 for the Company's contracts of affreightment.

10.  Insured Assets

     As of December 31, 2005, ships, buildings, tools, furniture and fixtures were insured against fire damage up to KRW 1,360,655 million ($ 1,343,193 thousand). In addition, the Company maintains insurance policies covering loss and liability arising from employees' accidents and automobile accidents.

11.  Intangible Assets

     Intangible assets as of December 31, 2005 and 2004 are as follows:

                                    In millions of Korean won     In thousands of US dollars
                                    -------------------------     --------------------------

                                      2005        2004            2005           2004
                                      ----        ----            ----           ----
      Rights from donated asset     KRW 2,704     KRW  5,409      $ 2,669        $ 5,340


     The Company donated a building in 2004 to Pohang Regional Maritime Affairs and Fisheries Office and received an exemption from paying docking charges for a period, estimated to be two years, equal to the value of the building donated. The cost of the donated building was, therefore, recognized as an intangible asset and amortized over two years.

12.  Long-term Borrowings

     Long-term borrowings as of December 31, 2005 and 2004 are as follows:

                                     Interest
                                     rate per     In millions of Korean won    In thousands of US dollars
                                       annum          2005        2004             2005         2004
                                       -----          ----        ----             ----         ----
      Local currency (won) debt:

        Korea Citi Bank              3.0 ~ 5.5%     KRW  1,292   KRW 1,316      $ 1,275      $ 1,299
        Kookmin Bank                   2.25%               357         420          352          415
        Korea Exchange Bank          3.7 ~ 5.2%            327         420          323          415
      Foreign currency
        (US dollar) debt:
        KDB Capital (Note 14)          6.9 %            24,202      27,439       23,892       27,086
                                                        26,178      29,595       25,842       29,215
      Less current portion                              (2,837)     (2,703)      (2,801)      (2,668)
                                                   -----------  ----------     --------     ---------
                                                    KRW 23,341  KRW 26,892      $23,041      $26,547

     Aggregate principle maturities for the Company's long-term borrowing as of December 31, 2005 are as follow:

      Year ending December 31,       In millions             In thousands of
                                    of Korean won              US dollars
                                    -------------              ----------

      2006                           KRW  2,837                   $ 2,800
      2007                                3,057                     3,018
      2008                                3,425                     3,381
      Thereafter                         16,859                    16,643
                                     ----------                  ---------
                                     KRW 26,178                   $25,842

13.  Debentures

     Debentures as of December 31, 2005 and 2004 are as follows:

     Debentures

                                      Interest     In millions of           In thousands of
                                      rate per       Korean  won                US dollars
                                        annum       2005     2004            2005       2004
                                        -----       ----     ----            ----       ----
      Face value                        7.51%      KRW  -    KRW 7,000       $   -    $   6,910
                                                   --------  ---------       -------  ----------
      Less : Current portion                            -       (6,999)          -       (6,909)
      Less : Discount on debentures                     -           (1)          -           (1)
                                                   --------  ---------       -------  ----------
                                                   KRW  -     KRW    -       $   -    $       -

     Bonds with Stock Warrants

                                      Interest          In millions of           In thousands of
                                      rate per           Korean  won                US dollars
                                        annum       2005          2004            2005       2004
                                        -----       ----           ----            ----       ----
      Face value                        6.2 %     KRW  20,000    KRW  20,000   $  19,743   $  19,743
      Less: Stock warrants adjustment                  (1,821)        (2,265)     (1,797)     (2,236)
                                                  -----------    -----------   ---------   ----------
                                                  KRW  18,179    KRW  17,735   $  17,946   $  17,507
                                                  -----------    -----------   ---------   ----------
      Value of stock warrants                     KRW   2,539    KRW   2,539   $   2,506   $   2,506

     On April 13, 2004, the Company issued bonds with stock warrants with a face amount of KRW 20,000 million ($ 19,743 thousand) to Green Fire and Marine Insurance Co. Holders of bonds with warrants are entitled to exercise the warrants from April 13, 2005 to March 13, 2009. The exercise price varies every quarter based on the terms of the bond and current prices. The exercise price at the time of issue was KRW 25,100 ($24.78) per share of common stock, which has changed to KRW 24,400 ($24.09) per share at December 31, 2005.

     Convertible Bonds
                                         Interest         In millions of           In thousands of
                                         rate per          Korean  won                US dollars
                                           annum       2005          2004          2005       2004
                                           -----       ----           ----         ----       ----
      Face value                          4.0 %      KRW  20,000   KRW  20,000  $  19,743   $  19,743
      Guaranteed interest                                    886           886        875         875
      Less: Conversion rights adjustment                    (835)       (1,293)      (824)     (1,276)
                                                     -----------  ------------  ----------  ----------
      Less : Discount on debentures                         (116)         (180)      (115)       (178)
                                                     -----------  ------------  ----------  ----------
                                                     KRW  19,935   KRW  19,413  $  19,679   $  19,164
                                                     -----------  ------------  ----------  ----------
      Value of conversion rights                     KRW     553   KRW     553  $     546   $     546

     On September 6, 2004, convertible bonds were issued with a face amount of W 20,000 million ($ 19,743 thousand) which was bought by Green Fire and Marine Insurance Co. Holders of convertible bonds are entitled to convert bonds into share of the Company's common stock from September 6, 2005 to September 6, 2007. The exercise price changes every quarter based on the market price and it is KRW 31,045 ($30.65) per share of common stock at December 31, 2005 (at the time of issue it was KRW 44,350 ($43.78)). In case of non-conversion, the redemption price for the convertible bonds will include the spread, which is the difference between the stated interest rate and the guaranteed interest rate.

14.  Leases

     The Company has non-cancelable capital leases for two vessels. Future minimum lease payments under the lease as of December 31, 2005 are as follows: Year ending December 31, In millions of In thousands of Korean won US dollars

      2006                                           KRW   4,230    $   4,176
      2007                                                 4,230        4,176
      2008                                                 4,230        4,176
      2009                                                 4,230        4,176
      Thereafter                                          14,278       14,094
                                                      ----------    -----------
      Total minimum lease payments                        31,198       30,798
      Less : Amount representing interest                 (6,996)      (6,906)
                                                      ----------    -----------
      Present value of net minimum capital lease
      payments, including current maturities of
      KRW 2,602 million                              KRW  24,202    $  2  892

     Obligations under the capital leases above are included in long-term borrowings (See note 12).

     At December 31, 2005 and 2004, the gross amount of ships and related accumulated depreciation recorded under capital leases are as follows:

                                        In millions of Korean won      In thousands of US dollars
                                        -------------------------      --------------------------

                                           2005           2004              2005           2004
                                           ----           ----              ----           ----
      Ships                             KRW   58,754    KRW   58,754     $  58,000     $  58,000
      Less: Accumulated depreciation         (18,034)        (15,566)      (17,803)      (15,366)

                                        KRW   40,720    KRW   43,188     $  40,197     $  42,634
                                      ------------------------------------------------------------

     Depreciation charged on assets held under capital leases for the years ended December 31, 2005 and 2004 amounted to KRW 2,468 million ($2,437 thousand) each year.

     The charges on bare-boat charters and time charters are treated as operating leases and expensed in proportion to related charter periods.

15.  Long-term Accounts Payable - Other

                                             Interest          In millions of          In thousands of
                                             rate per            Korean won              US dollars
                                               annum          2005        2004         2005         2004
                                               -----          ----        ----         ----         ----
      Hyundai                                Libor+1.00%    KRW 8,045   KRW 10,814   $    7,942  $   10,676
      SK                                     Libor+0.99%        9,381       14,560        9,260      14,373
      Sun Gemini Navigation                  Libor+0.98%       20,286       10,428       20,026      10,294
      Hanjin Shipping                        Libor+1.06%        8,393       11,531        8,285      11,383
      Sun Prosperity                         Libor+2.05%       25,984       37,802       25,650      37,317
      Grand Maritime                         Libor+1.00%       19,579       23,775       19,328      23,470
      Horizon Maritime                       Libor+0.87%      326,039      359,121      321,855     354,512
      Meridina Maritime                      Libor+1.16%      346,231      381,362      341,788     376,468
      Giant Marine Shipping                  Libor+1.65%        9,742       17,121        9,617      16,901
      Treasure Maritime                      Libor+1.25%       26,748       37,244       26,405      36,766
      G. Alliance Maritime                   Libor+1.80%       15,354       19,711       15,157      19,458
      Begonia Maritime                       Libor+1.30%       63,185            -       62,374           -
      Global Navigation                      Libor+1.38%       38,448            -       37,955           -
                                                            ---------     ---------    ---------   ---------
                                                              917,415      923,469      905,642     911,618
      Less: Discounts to present value                       (301,325)    (326,860)    (297,458)   (322,665)
          Current portion                                     (56,939)     (50,312)     (56,209)    (49,667)
                                                            ---------     ---------    ---------   ---------
                                                          KRW 559,151  KRW 546,297   $  551,975  $  539,286

     The Company purchases ships on long-term installments according to Bare-Boat Charter Hire Purchase (BBCHP) contracts and acquires the ownership after the last installment is paid. However, the Company books as fixed assets the total amount of installments with a matching entry to long-term accounts payable when the ships are delivered. When the installment is paid, the interest portion is charged to interest expense and the principle amount is offset against long-term payables.

     Future minimum long-term payables payments under the accounts payable-other as of December 31, 2005 are as follows:


                                                  In millions of   In thousands of   In thousands
       Year ending December 31                     Korean won        US dollars        of JPY
       -----------------------                     ----------        ----------        ------
       2006                                       KRW   95,625      $   92,043       (Y)   277,37
       2007                                             84,705          81,270            276,551
       2008                                             75,101          71,794            276,069
       2009                                             77,763          74,427            275,364
       2010                                             61,654          58,528            275,022
       Thereafter                                      522,567         497,819          2,125,588
                                                    ----------      -----------       -----------
       Total minimum long-term payables payments       917,415         875,881          3,505,973
        Less: Amounts representing interest           (301,325)       (293,270)          (493,503)
                                                    ----------      -----------       -----------
       Present value of net minimum
        payables payments
       Including current maturities of
         W 56,939 million                         KRW  616,090      $  582,611       (Y) 3,012,47
                                                    ----------      -----------       -----------

     At December 31, 2005 and 2004, the gross amount of ships and related accumulated depreciation recorded under BBCHP are as follows:

                                        In millions of Korean won    In thousands of US dollars
                                        -------------------------    --------------------------

                                           2005           2004            2005           2004
                                           ----           ----            ----           ----
      Ships                            KRW  956,678   KRW  859,345    $   944,400     $  848,317
      Less: Accumulated depreciation       (211,660)      (171,227)      (208,943)      (169,030)
                                      -------------  -------------   ------------     -----------
                                       KRW  745,018   KRW  688,118    $   735,457     $  679,287

     Depreciation charged on assets held under BBCHP for the years ended December 31, 2005 and 2004 amounted to KRW 40,433 million ($39,476 thousand) and KRW 35,341 million ($34,505 thousand), respectively.

16.  Valuation of Receivables and Payables at Present Value

     Long-term accounts payable - other stated at present value as of December 31, 2005 and 2004 are as follows:


                                        In millions of Korean won    In thousands of US dollars
                                        -------------------------    --------------------------

                                           2005           2004            2005           2004
                                           ----           ----            ----           ----
      Nominal amount                   KRW 917,415    KRW  923,469     $  905,642     $  911,618
      Discount to present value            (301,325)      (326,860)      (297,458)      (322,665)
                                      -------------  -------------   ------------     -----------
      Book value including
       current portion                 KRW  616,090   KRW  596,609     $  608,184     $  588,953

     The Company purchases ships on long-term installments based on Bare-Boat Charter Hire Purchase (BBCHP) contracts and repays the installments over 3 to 20 years. The Company recorded sum of the principal and related interest as long-term accounts payable and then classifies the related interest as the discount to present value of long-term accounts payables. The discount to present value is amortized using the effective interest method over the payment period and included in current expenses. When each installment is paid, variances of LIBOR between inception and payment date are adjusted to the interest expense.

17.  Accrued Severance Indemnities

     Changes in the accrued severance indemnities during the years ended December 31, 2005 and 2004 are as follows:

                                     In millions of Korean won        In thousands of US dollars
                                     -------------------------        --------------------------

                                         2005          2004             2005        2004
                                         ----          ----             ----        ----
Balance at beginning of year          KRW   6,212   KRW  4,897      $   6,132    $   4,834
Provision for the year                      2,203        2,594          2,175        2,561
Payments during the year                   (1,316)      (1,279)        (1,299)      (1,263)

Balance at end of year                      7,099        6,212          7,008        6,132
Transfer to National Pension Fund            (125)        (147)          (123)        (145)
Deposits in employees' severance
   benefit insurance                       (3,300)      (3,727)        (3,258)      (3,679)
                                      -----------   -----------     ----------   ----------
                                      KRW   3,674    KRW 2,338      $   3,627    $   2,308

     Under the severance benefit insurance contract, payments of the Company's accrued severance indemnities to employees are guaranteed to the extent of the deposits held at Korea Life Insurance Co., Ltd. The deposits at Korea Life Insurance Co., Ltd are, therefore, presented as a deduction from the retirement and severance benefits liability.

18.  Sale of Accounts Receivable

     The Company has a contract of affreightment (COA) with POSCO to provide shipping services. On July 23, 2002, the Company sold present and future accounts receivable from POSCO during the period from June 19, 2002 to January 31, 2008 to Korea Line Asset Securitization Specialty Limited for KRW 128,821 million ($127,168 thousand) and recorded the associated liability as part of long-term advance received in the balance sheet. Relating to this, Korea Line Securitization Specialty Limited has issued to the Company a subordinated bond of KRW 50,000 million ($49,358 thousand). As at December 31, 2005, the balances of long-term advance received and the subordinated bond are KRW 37,558 million ($37,076 thousand) and KRW 5,488 million ($5,418 thousand), respectively.

19.  Assets and Liabilities Denominated in Foreign Currencies

     Details of assets and liabilities denominated in foreign currencies as of December 31, 2005 and 2004 are as follows:

                                                 2005                                   2004

                                         Foreign      Korean won             Foreign       Korean won
                                        Currency      Equivalent            Currency       Equivalent
                                     (in thousands)  (in millions)        (in thousands)  (in millions)
                                     --------------  -------------        --------------  -------------
      Deposits                       USD      16,972   KRW   17,193       USD      64,670    KRW  67,503
      Accounts receivable            USD      24,788         25,110       USD      27,085         27,438
      Accounts receivable-other      USD       2,636          2,670       USD       4,801          5,012
                                     ---------------  -------------       ---------------   ------------
                  Total              USD      44,396   KRW   44,973       USD      96,556    KRW  99,953
                                     ---------------  -------------       ---------------   ------------

      Accounts payable               USD      23,512   KRW   23,818       USD       6,931    KRW   7,235
      Long-term accounts             USD     582,611        590,185       USD     555,968        532,639
        payable-other including
        current portion
                                     YEN   3,012,469         25,904       YEN   1,609,500         63,970
      Long-term borrowings
        including current portion    USD      23,891         24,202       USD      26,288         27,439
                                     ---------------  -------------       ---------------   ------------
                  Total              USD     630,014                      USD     589,187
                                     YEN   3,012,469  KRW   664,109       YEN   1,609,500    KRW 631,283
                                     ---------------  -------------       ---------------   ------------

20.  Capital Surplus

     Capital surplus as of December 31, 2005 and 2004 are as follows:

                                          In millions of Korean won       In thousands of US dollars
                                          -------------------------       --------------------------

                                              2005          2004          2005            2004
                                              ----          ----          ----            ----
      Additional paid in capital            KRW    4,041    KRW  4,041     $  3,989      $  3,989
      Assets revaluation surplus (Note 8)         24,950        24,950       24,630        24,630
      Gain on sale of treasury stock              13,322        13,322       13,151        13,151
      Value of conversion rights                     553           553          546           546
      Value of stock warrants                      2,539         2,539        2,506         2,506
                                            ------------    ----------     ---------     ---------
                                            KRW   45,405    KRW 45,405     $ 44,822      $ 44,822

21.  Appropriated Retained Earnings

     Appropriated retained earnings as of December 31, 2005 and 2004 are summarized as follows:

                                          In millions of Korean won       In thousands of US dollars
                                          -------------------------       --------------------------

                                              2005          2004         2005           2004
                                              ----          ----         ----           ----
      Legal reserve                         KRW   13,000   KRW  10,000   $   12,833      $  9,872
      Reserve for improvement of
         financial structure                      28,701         7,702       28,333         7,603
      Other voluntary reserves                   171,507        13,000      169,306        12,833
                                            ------------    ----------     ---------     ---------
                                            KRW  213,208   KRW  30,702   $  210,472      $ 30,308

     The Korean Commercial Code requires the Company to appropriate as legal reserve an amount equal to at least 10% of cash dividends for each accounting period until the reserve equals 50% of stated capital.

     Listed companies are required to set up as reserve for financial structure improvement an amount calculated based on a certain percentage of net gains on sale of fixed assets, net of taxes and on net earnings until the net worth ratio reaches 30%.

     The above reserves may be used to reduce deficit or transferred to the stated capital through free issues of shares.

22.  Treasury Stock

     The  Company  is  allowed  to deal  in its  own  shares  under  the  Korean
     Securities Transaction Law to stabilize its share price in the stock market. The Company held 779,530 shares of the Company's own stock at December 31, 2005 which were acquired at a cost of KRW 26,225 million ($25,888 thousand).

23.  Related Party Transactions

     Significant transactions with the related parties for the years ended December 31, 2005 and 2004 are as follows:

                                                       In millions of Korean won    In thousands of US dollars
                                                       -------------------------    --------------------------

      Related parties            Transactions            2005       2004                 2005        2004
      ---------------            ------------            ----       ----                 ----        ----
      Kolico Enterprises Ltd.    Supplies expenses     KRW 3,560    KRW 3,768          $ 3,514       3,720
                                 Service fees                221          231              218         228
                                 Rental revenues              45           45               44          44
      Kwangyang Marine
        Co., Ltd.                Agency fees                 203          176              200         174
                                 Rental revenues               6            3                6           3
                                 Disposition of
                                 Investment                  135            -              133           -
      Korea Marine Agency        Management fees          12,553        9,688           12,392       9,564
                                 Rental revenues              86           86               85          85
      Overseas Shipping
        Corporation              Cargo service fees          414          238              409         235

                                 Rental revenues              11           15               11          15
      Korea F.A. systems         Service fees              1,051        1,612             1038       1,591

     Significant accounts balances with the related parties as of December 31, 2005 and 2004 are as follows:

                                                       In millions of Korean won    In thousands of US dollars
                                                       -------------------------    --------------------------

      Related parties                   Balance of            2005      2004        2005        2004
      ---------------                   ----------            ----      ----        ----        ----
      Korea F.A. systems                Accounts payable     KRW    -   KRW   89     $   -          88
      Korea Marine Agency               Accounts payable          320          4       316           4
      Overseas Shipping Corporation     Accounts payable          134        103       132         102
      Kolico Enterprises Ltd.           Accounts payable          715      1,212       706       1,196

     The guarantees the Company has provided to related parties as of December 31, 2005 are as follows:

      In thousands of US dollars

      Related Parties                Types of guarantee        Guaranteed amount          Lender
      ---------------                ------------------        -----------------          ------
      Kwangyang Marine  Co., Ltd.    Lease                        $   1,449               Jeil CitiLease
                                     Lease                           13,225               CHB
      Kolico Enterprises Ltd.        Short-term borrowings              642               Hana Bank
                                                                 ------------
                                                                 $   15,316

24.  Selling, General and Administrative Expenses

     Selling, general and administrative expenses for the years ended December 31, 2005 and 2004 are as follows:

                                       In millions of Korean won      In thousands of US dollars
                                       -------------------------      --------------------------

                                            2005          2004                2005          2004
                                            ----          ----                ----          ----
      Salaries                           KRW  5,103     KRW  4,419          $ 5,038       $ 4,362
      Retirement allowance                      875            694              864           685
      Employee benefits                         693            772              684           762
      Rental expenses                            58             65               57            64
      Travel                                    233            247              230           244
      Vehicle maintenance                       146            103              144           102
      Communication                              21             24               21            24
      Utility expenses                          101             84              100            83
      Taxes and dues                            238            215              235           212
      Supplies                                   46             52               45            51
      Publication                                54             65               53            64
      Entertainment                             242            223              239           220
      Depreciation                              387            328              382           324
      Repairs                                    28             20               28            20
      Advertising                                42            147               41           145
      Service fees                            1,212          1,320            1,196         1,303
      Training                                   13             22               13            22
      Amortization                            2,704              -            2,669             -
      Bad debt expenses                           -            418                -           412
      Others                                    970          1,030              958         1,017
                                        -----------    -----------         ---------     ---------
                                        KRW  13,166    KRW  10,248         $ 12,997      $ 10,116

25.  Added Value Information

     The components of shipping costs and selling and administrative expenses which are necessary in calculating added value for the years ended December 31, 2005 and 2004 are as follows:

                                       In millions of Korean won      In thousands of US dollars
                                       -------------------------      --------------------------

                                         2005           2004              2005             2004
                                         ----           ----              ----             ----
      Wages and salaries                KRW  26,400    KRW  22,067        $ 26,061       $ 21,784
      Severance benefits                      2,203          2,593           2,175          2,560
      Employee welfare                          693            772             684            762
      Depreciation                           54,128         48,975          53,433         48,346
      Rent                                       58             65              57             64
      Taxes and dues                            238            215             235            212
                                        -----------    -----------        --------       ---------
                                        KRW  83,720     KRW 74,687        $ 82,645       $ 73,728

26.  Employee Welfare and Contributions

     The Company maintains a scholarship fund, athletic facilities, worker's accident compensation insurance, unemployment insurance and medial insurance for the employee welfare. The Company has spent on such employee benefit the amount of KRW 693 million ($ 684 thousand) and KRW 772 million ($ 762 thousand), for the years ended December 31, 2005 and 2004, respectively.

     The Company donated KRW 208 million ($ 205 thousand) and KRW 403 million ($ 398 thousand) to a university and others for the years ended December 31, 2005 and 2004, respectively.

27.  Income Taxes

     The components of income tax expense for the years ended December 31, 2005 and 2004 are as follows:

                                         In millions of Korean won     In thousands of US dollars
                                         -------------------------     --------------------------

                                             2005         2004         2005         2004
                                             ----         ----         ----         ----
      Current income taxes               KRW  3,033    KRW  19,597    $  2,994    $  19,34
      Deferred income taxes                   4,362         17,481       4,306      17,256
                                         ----------    -----------    ---------   --------
                                         KRW  7,395    KRW  37,078    $  7,300    $ 36,602

     The Company offset tax effect of KRW 559 million ($552 thousand) against capital adjustment, a component of stockholders' equity, derived from equity in capital adjustments of affiliate amounting KRW 2,033 million ($2,007 thousand) during 2005. The tax effect of KRW 1,217 million ($1,201 thousand) in 2004 was also offset against capital surplus derived from gain on sale of treasury stock amounting KRW 14,336 million ($14,152 thousand).

     Under the new provision of Korean tax law enacted from 2005, the Company elected to apply tonnage tax system for the next five years to its international shipping business. Non shipping income or loss is still taxable under the normal corporate income tax law at the rates of 14.3% up to KRW 100 million and at 27.5% for net income over KRW 100 million.

     The effective tax rates, after applying new provisions in 2005 for shipping income and after adjustments for certain differences between the amounts reported for financial accounting and income tax purposes (for non shipping income only in 2005) and deducting investment tax credit (in 2004) were approximately 7.94% and 15.59% in 2005 and 2004, respectively.

Details of the additions and deductions to accounting income for the years ended December 31, 2005 and 2004 to compute taxable income are as follows:

                                                                   2005
                                       -----------------------------------------------------------
                                         In millions of Korean won   In thousands of US dollars
                                       -----------------------------------------------------------
                                         Temporary      Permanent      Temporary     Permanent
                                         Difference     Difference    Difference     Difference
      Additions
      Reserve for special depreciation    KRW    263    KRW     -         $ 260        $  -
      Equity securities of affiliates            306            -           302           -
      Equity in surplus of affiliates              -        1,453             -       1,434
      Gain on derivatives                        983            -           970           -
                                       --------------------------------------------------------
      Sub total                                1,552        1,453         1,532       1,434
                                       --------------------------------------------------------
      Deductions
      Gain on marketable securities            3,904            -         3,854           -
      Equity in earnings                       2,913            -         2,876           -
      Equity in surplus of affiliates          1,452            -         1,433           -
      Gain on derivatives                         33            -            32           -
      Impairment loss of investment            1,400            -         1,382           -
                                       --------------------------------------------------------
      Sub total                                9,702            -         9,577           -
                                      ---------------------------------------------------------
      Net                                KRW (8,150)   KRW   1,453    $ (8,045)     $ 1,434
                                       --------------------------------------------------------

The differences above are for non-shipping business.


                                                                   2004
                                       ------------------------------------------------------------
                                         In millions of Korean won    In thousands of US dollars
                                       ------------------------------------------------------------
                                         Temporary      Permanent         Temporary      Permanent
                                         Difference     Difference        Difference     Difference
      Additions:
      Reserve for special depreciation   KRW      263   KRW        -          $ 252           $  -
      Accrued income                              925              -            886              -
      Equity securities of affiliates             366              -            351              -
      Impairment loss from investment           1,900              -          1,820              -
      Allowance for bad debt                      368              -            352              -
      Accrued severance indemnities             1,690              -          1,619              -
      Stock warrants                                -          2,539              -          2,433
      Stock warrants adjustments                  274              -            262              -
      Conversion rights                             -            552              -            529
      Redemption premium                          886              -            849              -
      Amortization of conversion                  146              -            140              -
      rights
      Gain on sale of treasury stock                -         14,336              -         13,735
      Interest expense                              -             21              -             20
      Entertainment                                 -             48              -             46
                                       ------------------------------------------------------------
      Sub total                                 6,818         17,496          6,531         16,763
                                       ------------------------------------------------------------
      Deductions:
      Accrued income                            1,002              -            960              -
      Stock warrants adjustments                2,539              -          2,433              -
      Conversion rights                         1,439              -          1,378              -
      Accrued severance indemnities               417              -            399              -
      Deposit for severance                     3,727              -          3,570              -
      indemnities
      Deferred foreign currency
        translation                             7,548              -          7,231              -
      Gain on marketable securities               561              -            537              -
      Equity in earnings                        3,606              -          3,455              -
      Equity in capital adjustments                 -             60              -             58
      Gain on derivatives                         983              -            942              -
      Loss on marketable securities                 5              -              5              -
      Special depreciation                      7,507              -          7,192              -
      Reserve for special depreciation          2,215              -          2,122              -
                                       ------------------------------------------------------------
      Sub total                                31,549             60         30,224             58
                                      -------------------------------------------------------------
      Net                              KRW   (24,731)   KRW   17,436     $  (23,693)      $  6,705
                                       ------------------------------------------------------------

Details of gross deferred income tax assets and liabilities arising from non-shipping business as of December 31, 2005 are as follows:

                                                       In millions of Korean won
                                    ---------------------------------------------------------------
                                                                            Deferred Tax Assets
                                                         Reversal of            Temporary
                                                         Differences          (Liabilities)
                                                   ----------------------  -----------------------
                                      Temporary                     2007                  Non-
                                      Differences       2006      and after   Current    Current

       Investment in affiliate               41           -           41           -            11
       Impairment loss on                   500           -          500           -           138
       investment
       Dividend from affiliate            1,377           -        1,377           -           379
                                    ------------   ---------   ----------   ---------   -----------
       Sub-total                          1,918           -        1,918           -           528
                                    ------------   ---------   ----------   ---------   -----------

       Gain on marketable              (-)4,465           -     (-)4,465    (-)1,228             -
       securities
       Gain on derivatives                (-)33       (-)33            -           -          (-)9
       Reserve for special             (-)1,140           -     (-)1,140           -        (-)313
       depreciation
       Special depreciation            (-)7,507           -     (-)7,507           -      (-)2,065
       Special depreciable asset       (-)2,215           -     (-)2,215           -        (-)609
       Equity in earnings of          (-)13,802           -    (-)13,802           -      (-)3,796
       affiliate
                                    ------------   ---------   ----------   ---------   -----------
       Sub-total                      (-)29,162       (-)33    (-)29,129    (-)1,228      (-)6,792
                                    ------------   ---------   ----------   ---------   -----------
       Net amount                     (-)27,244       (-)33    (-)27,211    (-)1,228      (-)6,264
                                    ------------   ---------   ----------   ---------   -----------

                                                      In thousands of US dollars
                                    ---------------------------------------------------------------
                                                                            Deferred Tax Assets
                                                         Reversal of            Temporary
                                                         Differences          (Liabilities)
                                                   ----------------------  -----------------------
                                      Temporary                     2007                  Non-
                                      Differences       2006      and after   Current    Current

       Investment in affiliate             40           -            40            -          11
       Impairment loss on                 494           -           494            -         136
       investment
       Dividend from affiliate          1,359           -         1,359            -         374
                                    ------------   ---------   -----------  ---------   -----------
       Sub-total                        1,893           -         1,893            -         521
                                    ------------   ---------   -----------  ---------   -----------

       Gain on marketable            (-)4,408           -      (-)4,408     (-)1,212           -
       securities
       Gain on derivatives              (-)33       (-)33             -            -        (-)9
       Reserve for special           (-)1,125           -      (-)1,125            -      (-)309
       depreciation
       Special depreciation          (-)7,411           -      (-)7,411            -    (-)2,039
       Special depreciable asset     (-)2,187           -      (-)2,187            -      (-)601
       Equity in earnings of        (-)13,625           -      (-)13,625           -    (-)3,747
       affiliate
                                    ------------   ---------   -----------  ---------   -----------
       Sub-total                    (-)28,789       (-)33      (-)28,756    (-)1,212    (-)6,705
                                    ------------   ---------   -----------  ---------   -----------
       Net amount                   (-)26,896       (-)33      (-)26,863    (-)1,212    (-)6,184
                                    ------------   ---------   -----------  ---------   -----------

28.  Earnings Per Share

     Earnings per share are calculated as follows:


                                           In millions of Korean won     In thousands of US dollars
                                         ------------------------------  ----------------------------
                                              2005            2004           2005           2004
        Net income in millions of won
       and thousands of US dollars         KRW   85,765    KRW  200,826        $84,664       $198,249
        Weighted average number of
        outstanding common shares             9,399,235       9,338,462      9,399,235      9,338,462
                                         --------------   -------------  -------------  -------------
        Earnings per share                 KRW    9,125    KRW   21,505           $  9          $  21
          In won and US dollar
                                         --------------   -------------  -------------  -------------

     Diluted earnings per share are calculated as follows:

                                                 Korean won (millions        US dollars (thousands,
                                               except number of shares      except number of shares
                                               and earnings per share)      and earnings per share)
                                              --------------------------   --------------------------
                                                  2005          2004           2005          2004
     Net income                                KRW  85,765   KRW 200,826        $84,664      $198,249

     Interest expenses on BW                           444         1,007            438           994
     Interest expenses on CB                         1,322           396          1,305           391
                                              -------------------------------------------------------
     Net earnings available for common              87,531       202,229         86,407       199,634
        and common equivalent shares

     Weighted average number of common
       and common equivalent shares             10,214,574     9,585,673     10,214,574     9,585,673

                                              ------------  ------------   ------------  ------------
     Diluted Net earnings per share
       in Korean won and US dollars             KRW  8,569   KRW  21,097           $  8          $ 21
                                              ------------  ------------   ------------  ------------

        Diluted earnings per share are calculated by dividing net earnings available for common and common equivalent shares by the weighted average number of common and common equivalent shares. The warrants and convertible bonds are assumed to be converted when they are issued. The number of warrants is included in common stock, in case average market value is over exercising price, using treasury stock method.

    Potentially dilutive securities as of December 31, 2005 are as follows:

                                       Number of potentially dilutive shares

     Bonds with stock warrants                        819,672
     Convertible bonds                                644,226

29.  Dividend

    Dividends are generally proposed based on each year's income and are declared, recorded and paid in the subsequent year. Proposed dividends for the years ended December 31, 2005 and 2004 are calculated as follows:


                                   In millions of Korean won      In thousands of US dollars
                                   -------------------------      --------------------------
                                        2005            2004              2005          2004
      Number of outstanding
        shares                       9,220,470        9,855,190       9,220,470       9,855,190
      Par value (in won)                 5,000            5,000            4.93            4.93
      Rate                                 15%              20%             15%             20%
      Dividend                           6,915            9,855           6,826           9,728

    The Company's dividend payout ratios for the years ended December 31, 2005 and 2004 are as follows:

                                        In millions of Korean won  In thousands of US dollars
                                       -------------------------------------------------------
                                          2005          2004          2005         2004
      Dividend                            6,915         9,855        6,826         9,728
      Net income                         85,765       200,826       84,664       198,249
      Dividend payout ratio               8.06%         4.91%        8.06%         4.91%

    The Company's dividend yield ratios for the years ended December 31, 2005 and 2004 are calculated as follow:

                                        In millions of Korean won In thousands of US dollars
                                       -------------------------------------------------------
                                          2005          2004         2005          2004
      Dividend per share                   750         1,000         0.74          0.99
      Market price at balance sheet     25,800        35,400        25.47         34.95
      date
      Dividend yield ratio               2.91%         2.82%        2.91%         2.82%

30.  Cash Flow Information

    Significant transactions not affecting cash flows for the years ended December 31, 2005 and 2004, are as follow:

                                        In millions of Korean won  In thousands of US dollars
                                       --------------------------- --------------------------
                                          2005         2004          2005         2004
      Construction-in-progress
        transferred to Ship              97,334       87,311       96,085        86,191
      Bond transferred to current
      portion                                 -        7,000            -         6,910
      Long-term borrowing transferred
        to current portion                2,815        2,703        2,779         2,668
      Long-term payable-other
        transferred to current portion   95,625       90,215       94,398        89,057
      Long-term receivable
        transferred to current portion    1,688            -        1,666             -

31.     Commitments and Contingencies

        The Company has offered 6 checks and notes in blank in respect of guarantees for payment and performance of contracts as of December 31, 2005.

        Various claims involving the Company amounted to $4,434 thousand as of December 31, 2005, which could be covered by insurance. These claims arose in the ordinary course of business and significant losses are not expected to occur from them.

        The Company has entered into various long-term shipping contracts with POSCO, KEPCO, Korea Gas Corporation etc. The freight charges detailed in these contracts are generally revised every 1 or 2 years.

        The Company is planning to purchase five new ships which will require total investment of $ 139.7 million and iI5.52 billion. The Company plans to borrow $ 149.7 million from a SPC formed by Nordea Bank, S.G.Bank and Korea Development Bank to finance the project. The Company has paid a 10% down payment of KRW 42,397 million ($41,853 thousand) which is currently included in construction in progress. The ships will be delivered in the last quarter of 2006 and the first quarter of 2008.

        The Company jointly acquired four LNG carriers with other shipping companies and accounted for its portions as assets. In this regard, the Company has recognized revenues and costs arising from operations of the carriers in portion to the Company's interest in each carrier.

        The Company has unused overdraft facilities from various banks amounting to KRW 34,000 million at December 31, 2005.

        The Company has outstanding catapult forward contract as of December 31, 2005, which was valued at balance sheet date resulting in a gain of KRW 33 million ($33 thousand). Per the contract, the Company sells $2,000 thousand when the exchange rate on maturity date of January 6, 2006 is 1,045.5 or over or sells $1,000 thousand when the rate is under 1,045.50.

        The Company has Freight and Hire BCI (Baltic Capesize Index) forward contracts as following.

                     BCI       Position     Unit              Contract           Maturity
                ---------------------------------------------------------------------------------
     Freight    Route 4          Sell    75,000 M-Ton      U$ 12.10 per M-Ton      Jan. 2006
                                 Sell    75,000 M-Ton      U$ 11.85 per M-Ton
     Hire       Average of       Buy     365day            U$ 25,750 per day       Jan. 2007 ~
                Route 8~11       Sell    365day            U$ 30,000 per day       Dec. 2007


        The above contracts were valued at December 31, 2005 resulting in a gain of KRW 1,686 million ($1,664 thousand).

        The Company entered into a contract with Mitsubishi Corporation to sell a ship under construction which is scheduled to be completed around April 2006 for the amount of US$ 37,250 thousand. The cost of the ship will be about $ 32,500 thousand and the disposition gain will be accounted for at the time of delivery.

32.     GAAP Reconciliation

        Reconciliation to US Generally Accepted Accounting Principles The financial statements of the Company are prepared in accordance with generally accepted accounting principles in the Republic of Korea ("Korean GAAP"), which differ in certain respects from generally accepted accounting principles in the United States of America ("US GAAP"). Application of US GAAP would have affected the balance sheet as of December 31, 2005 and 2004 and net income for the years then ended to the extent described below.

    Significant Differences between Korean GAAP and US GAAP

    Reconciliation of net income from Korean GAAP to US GAAP

                                                                         2005           2004
    Net income in accordance with Korean GAAP (in millions of
    Korean won)                                                            85,765        200,826
    Adjustments:
       Capitalization of dry-docking expenditure                (b)       (1,352)          5,840
       Capitalization of interest                               (c)         1,364          1,674
       Asset revaluation                                        (d)         6,049          6,235
       Deferred income from operating leases                    (e)         5,273          5,575
       Convertible bonds                                        (f)           176             56
       Asset backed securitization                              (g)       (2,660)            846
       Intangibles                                              (i)             3              5
       Deferred tax                                             (j)        22,858       (33,909)
       Deferred tax on US GAAP adjustments                      (j)      (22,093)        (5,298)
       Financing cost                                           (k)           370              -
       Tax leases                                               (l)         1,680              -

                                                                ----------------------------------
    Net income (in millions of Korean won) pre-remeasurement               97,433        181,850

    Net income (in thousands of US dollars )                               96,060        158,938
    Functional currency remeasurement                           (n)       (19,850)       (83,147)

                                                                ----------------------------------
    Net income in accordance with US GAAP
    (in thousands of US dollars)                                           76,210         75,791
                                                                 ----------------------------------

    Reconciliation of shareholders' equity from Korean GAAP to US GAAP


                                                                            2005           2004
    Total shareholders' equity in accordance with Korean GAAP
    (in millions of Korean won)                                           383,609         327,611

    Adjustments:
       Capitalization of dry-docking expenditure                (b)        10,129          12,017
       Capitalization of interest                               (c)         3,349           1,985
       Asset revaluation                                        (d)       (83,913)        (91,729)
       Deferred income from operating leases                    (e)        (5,646)        (10,919)
       Convertible bonds                                        (f)          (376)           (496)
       Asset backed securitization                              (g)         3,256           5,917
       Intangibles                                              (i)            (1)             (6)
       Deferred tax adjustments                                 (j)            809             21
       Financing cost                                           (k)            370              -
       Tax leases                                               (l)          1,596              -
                                                                -----------------------------------
    Total shareholders' equity (in millions of Korean won)                313,182         244,401

    Total shareholders' equity (in thousands of US dollars)
    pre-remeasurement                                                     309,150         234,989

    Functional currency remeasurement                           (n)         8,981          36,407

                                                                -----------------------------------
    Net assets in accordance with US GAAP
    (in thousands of US dollars)                                          318,131         271,396
                                                                -----------------------------------

The adjustments noted above relate to the following differences between Korean GAAP and US GAAP:

(a) Consolidation

Under Korean GAAP, the Company presents its primary financial statements on a non-consolidated basis. In the non-consolidated financial statements, investments in majority-owned subsidiaries and entities in which the Company has the ability to exercise significant influence over the operating and financial policies are accounted for using the equity method. Under US GAAP, companies are required to consolidate all entities in which they have, directly or indirectly, a controlling financial interest. There is no impact of the above difference on the reconciliation statements presented as these non-consolidated entities are accounted for using the equity method under Korean GAAP and there is no GAAP difference in application of the equity method between Korean GAAP and US GAAP.

Under US GAAP, in accordance with FIN 46-R "Consolidation of Variable Interest Entities", certain variable interest entities (VIEs) are required to be consolidated by a company if that company is subject to a majority of the risk of expected loss from the VIEs' activities or entitled to receive a majority of the entity's expected residual return, or both. The impact of consolidating VIEs on the reconciliation statements presented are disclosed under the headings "Asset backed securitization" and "Tax leases". The consolidation of ships under construction-related VIEs, as described below in note (m), has no impact on shareholders' equity, net income or earnings per share as reported under US GAAP.

In order to disclose the impact of consolidation on the US GAAP balance sheet of the Company, a condensed consolidated balance sheet as of December 31, 2005 and 2004 is presented below:

     (in thousands of US dollars)              2005              2004

    Assets
      Current assets                              201,801           217,518
      Property, ships and equipment, net          993,945         1,016,566
      Others assets                               189,765            17,104
                                              ------------ ------------------
    Total assets                                1,385,511         1,251,188
                                              ------------ ------------------

    Liabilities
      Current liabilities                         325,252           175,956
      Long-term liabilities                       731,125           795,734
                                              ------------ ------------------
    Total liabilities                           1,056,377           971,690

    Minority interests                             11,003             8,102
    Stockholders' equity                          318,131           271,396
                                              ------------ ------------------
    Total liabilities and stockholders' equity  1,385,511         1,251,188
                                              ------------ ------------------

(b) Capitalization of dry-docking expenditure
Under Korean GAAP, dry-docking expenditure associated with the Company's ships is expensed as incurred.

US GAAP requires that dry-docking expenditure that extends an asset's useful life or significantly increase its value be capitalized when incurred and depreciated. Routine maintenance and repairs are expensed as incurred. Accordingly, the Company has capitalized dry-docking expenditure and depreciates them over the period until next anticipated dry-docking, which is generally two years.

Capitalized dry-docking expenditures for the years ended December 31, 2005 and 2004 are as follows:

                                                                2005       2004
    (in millions of Korean won)

    Capitalized dry-docking expenditure                        5,999     11,128
    Amortization of capitalized dry-docking expenditure       (7,351)    (5,288)

                                                           ----------- ---------
    Net income impact                                         (1,352)     5,840
                                                           ----------- ---------

(c) Capitalization of interest

Under Korean GAAP, effective from the period beginning after December 31, 2002, interest costs that would have been theoretically avoided had expenditures not been made for assets which require a period of time to prepare them for their intended use are generally expensed as incurred, except when certain criteria are met for capitalization. The Company has adopted this application and expensed financing costs related to capital projects including construction of vessels.

Under US GAAP, the Company is required to capitalize the amount that would have been theoretically avoided had expenditures not been made for assets which require a period of time to prepare them for their intended use. Capital projects that have had their progress halted would suspend the capitalization of interest and would also delay the accumulation of depreciation during the suspense period.

Interest costs capitalized for the years ended December 31, 2005 and 2004 are as follows:

                                                   2005              2004
    (in millions of Korean won)

    Capitalized interest                           1,413             1,674
    Amortization of capitalized interest            (49)                 -

                                               -----------  ----------------
    Net income impact                              1,364             1,674
                                               -----------  ----------------

(d) Asset revaluation
Under Korean GAAP, certain fixed assets were subject to upward revaluations in accordance with the Asset Revaluation Law, with the revaluation increment credited to capital surplus. As a result of this revaluation, depreciation expense on these assets was adjusted to reflect the increased basis.

Under US GAAP, such revaluation of fixed assets is not permitted and, accordingly, depreciation expense should be based on historical cost. This results in a decrease in depreciation expense and increase in gains or decrease losses on sales of the revalued assets due to reversal of the revaluation amounts.

(e) Deferred  income from operating  leases
Under Korean GAAP, a gain on sale of subsequently leased assets is recognized in full in the year of sale.

Under US GAAP, in accordance with Statement of Financial Accounting Standard ("SFAS") 28 "Accounting for sales with leasebacks", income derived from a gain on the sale of subsequently leased assets is deferred and amortized in proportion to the related gross rental charged to expense over the lease term.

(f) Convertible bonds
In September 2004, the Company issued convertible bonds with a face value of KRW 20,000 million won and carrying an interest rate of 4%.

Under Korean GAAP, on issuance of convertible debt a separate value for the conversion rights is recognized and the conversion rights are recognized as an equity item.

Under US GAAP, in accordance with Accounting Practice Bulletin ("APB") 14 "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants ", there is no such separation of the conversion feature and as a result the Company has treated the debt issue entirely as debt. Thus, the separate recognition of the conversion rights and related additional interest expenses are reversed under US GAAP.

(g) Asset backed securitization
In order to raise more cash, in 2002, the Company assigned some of its future account receivables, for the period from June 19, 2002 to January 31, 2008 to Korea Line Asset Securitization Specialty Limited ("KLASS"), an entity owned by a financial institution. The Company received cash amounting to KRW 128,821 million and recorded the associated liability as part of other long-term liabilities in the balance sheet. As part of the same transaction the Company bought subordinated bonds amounting to KRW 50,000 million from KLASS.

Under Korean GAAP, the Company does not consolidate KLASS and the liability to KLASS is shown as a "long-term advance receipt" which is being written off as receivables are delivered to KLASS according to the assignment agreement. The subordinated bonds are accounted for as unlisted securities under investments.

Under US GAAP, the Company has determined that KLASS is a variable interest entity in which the Company has a variable interest and that the Company is the primary beneficiary of KLASS. Accordingly, the Company has consolidated KLASS and the material adjustments include intercompany eliminations of the "long-term advance receipt" in KLC and the corresponding "advance payment" in KLASS, recording of the borrowings of KLASS and recording of the income and expenses of KLASS in the consolidated financial statements of the Company.

(h) Stock dividends
Under Korean GAAP, stock dividends are recognized at par value.

Under US GAAP, the Company stock dividends are recognized at fair value.

(i)     Intangibles
Under Korean GAAP, development costs incurred for new products or technology (including software) are permitted to be capitalized if the costs can be clearly identified and the future economic benefits are probable.

Under US GAAP, research and development costs are expensed as incurred.

(j) Deferred tax adjustments
Under Korean GAAP, a deferred tax asset is recognized when it is probable that sufficient taxable profit will be available against which temporary differences may be utilized. US GAAP requires a more prescriptive approach when evaluating whether or not a deferred tax asset will ultimately be realized. A valuation allowance must be established for deferred tax assets when it is more likely than not that that they will not be realized.

According to the tonnage tax system of Korean tax law, it is applied to the Company's international shipping business. Non-shipping income or loss is still taxable under the normal corporate income tax law at the rates of 14.3% up to KRW 100 million and at 27.5% for net income over KRW 100 million. Accordingly, the deferred tax on US GAAP adjustments includes the effect on deferred income taxes of the foregoing reconciling items relating to non-shipping income and loss, as appropriate.

(k) Financing cost
Under Korean GAAP, financing costs associated with long-term financing are expensed when incurred.

Under US GAAP, the Company's lease financing costs are to be deferred and amortized over the term of the lease.

(l) Tax leases
During 2005, the Company entered into four UK tax leases. Under both Korean and US GAAP, the leases are classified as capital leases.

Under Korean GAAP, tax lease-related SPCs are not consolidated.

Under US GAAP, the Company has determined that the tax lease-related entities are variable interest entities (VIEs) in which the Company has a variable interest and is the primary beneficiary. The Company has consolidated these VIEs and the material adjustments are reflected in the headings "long-term financial instruments" and "long-term advance payments" and the recording of the income and expenses of the VIEs in the consolidated US GAAP financials of the Company.

Under US GAAP, the upfront cash consideration for future tax benefit received from the UK lessor and held by the related SPC is deferred and recognized as income over the term of the lease. However, under Korean GAAP, the Company recognizes such tax benefit when the related cash is transferred to KLC from the SPC because the tax lease-related SPC is not consolidated by the Company and there is no specific guidance with respect to the recognition of such tax benefit under Korean GAAP.

(m) Ships under construction
In order to raise finance for the construction of its vessels, the Company entered into agreements with its lenders, which involved the establishment of Special Purpose Companies ("SPCs"). Under the arrangement the lenders loaned monies to the SPCs. The SPCs then entered into shipbuilding contracts with the shipyard. Since the Company also makes an investment in such SPCs, which are deemed to be an investment in the ships under construction, the Company recognizes all of the debt related to the ships under construction during the construction period under US GAAP. Upon completion of the vessel, the Company will continue to recognize the ships as well as the related debt under the capital leases with the SPCs that will become effective upon the delivery of the vessels. Under Korean GAAP, the Company does not recognize any debt related to the ships under construction for the construction period nor consolidate the SPCs for ships under construction. The material adjustments are reflected in the headings "property, ships and equipment" and "long-term accounts payable" in the consolidated US GAAP financials of the Company. The impact of these adjustments on the financials of the Company is the same as that of consolidating the SPCs related to the ships under construction.

(n) Foreign currency translation
Under Korean GAAP, there are no special provisions for the determination and application of functional currency. The Company reports its financial position and results in Korean won. All foreign exchange gains and losses are reported in net income.

Under US GAAP, in accordance with SFAS 52 "Foreign currency translation" the Company's functional currency is the US dollar as a majority of revenues are received in US dollars and a majority of the Company's expenditures are made in US dollars. The Company has accordingly remeasured all its assets, liabilities and results of operations using its functional currency, US dollars. The resulting loss on remeasurement of $20 million (2004: $83 million) has been recognized in income. (o) Cash flow statement No reconciliation is required as there are no material differences between the cash flow statement prepared in conformity with Korean GAAP and that presented in accordance with US GAAP.

In order, to disclose the impact of consolidation on the US GAAP cash flows of the Company, a condensed statement of cash flows for the years ended December 31, 2005 and 2004 is presented below:

    (in thousands of US dollars)                                           2005             2004
    Operating activities
    Net income                                                             76,210           75,791
    Total of adjustments to reconcile net income to net cash
       provided by operational working capital                            104,481           86,329
    Total changes in operational working capital, excluding cash
       and debt                                                           (25,386)         122,381
                                                                  ---------------  ---------------
    Net cash provided by operating activities                             155,305          284,501
                                                                  ---------------  ---------------

    Investing activities
    Additions to property, ships and equipment                           (109,462)        (237,903)
    Others                                                                 48,828          (43,794)
                                                                  ---------------  ---------------
    Net cash used for investing activities                                (60,634)        (281,697)
                                                                  ---------------  ---------------

    Financing activities
    Repayment of debentures                                               (51,219)         (92,289)
    Repayment of current portion of long-term account payable -
       other                                                             (105,178)         (87,462)
    Increase in long-term account payable - other                         111,832           77,511
    Increase in long-term borrowings                                            -          127,588
    Others                                                                (63,532)          (4,535)
                                                                  ---------------  ---------------
    Net cash (used in) provided by financing activities                  (108,097)          20,813
                                                                  ---------------  ---------------

    Net change in cash and cash equivalents                               (13,426)          23,617
    Cash and cash equivalents at beginning of period                       49,232           25,615
                                                                  ---------------  ---------------
    Cash and cash equivalents at end of period                             35,806           49,232
                                                                  ---------------  ---------------

(p) Classification difference
Under Korean GAAP, certain income and expense items considered as non-operating or extraordinary would be considered as operating items under US GAAP. In addition, Korean GAAP does not require cash balances that are restricted in use to be separately disclosed. Under US GAAP, such restricted cash balances would need to be separately presented on the face of the balance sheet. These reclassifications would have no impact on the shareholders' equity, net income or earnings per share amounts reported under US GAAP.